Filed Pursuant to Rule 424(b)(2)

Registration No. 333-132911

PRODUCT SUPPLEMENT CURR-5
(To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Principal Protected Currency Notes

The Notes:

•

We may offer from time to time Principal Protected Currency Notes (the “Notes”). The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer the Notes, we will provide investors with one or more additional prospectus supplements (each of which may be called “term sheets”) which will describe the specific terms of that issue of Notes. Such term sheets will identify the currency exchange rate or exchange rates to which the Notes are linked, and any additions or changes to the terms specified in this product supplement.

•

The Notes will be linked to one or more currency exchange rates (each, an “Exchange Rate” and together, the “Exchange Rates”). Each Exchange Rate will be expressed as the number of units of an underlying currency (the “Underlying Currency”) for which one unit of another currency (the “Base Currency”) can be exchanged. As may be set forth in an applicable term sheet, the Notes also may be linked to the highest performing of two or more Exchange Rates or sets of Exchange Rates and payment on the Notes may be determined by comparison of those Exchange Rates or sets of Exchange Rates.

•

The Notes are designed for investors who anticipate that the sum of the weighted return of each Exchange Rate (or highest performing Exchange Rates, as the case may be) calculated on a date shortly before the maturity date (the “Valuation Date”) will be positive.

•

Unless otherwise specified in the applicable term sheet, Merrill Lynch Capital Services, Inc., as calculation agent (the “Calculation Agent”), will determine the weighted return of each Exchange Rate to which the Notes are linked.

•

The Notes will have some level of principal protection on the maturity date. This level will be indicated in the applicable term sheet. Unless indicated in the applicable term sheet, the Notes will be 100% principal protected. If the Notes are less than 100% principal protected, investors must be willing to lose up to the percentage of their investment indicated in the applicable term sheet.

•	We will make no payments on the Notes prior to the maturity date and investors must be willing to forego periodic payments of interest.
•	The Notes will not be redeemable prior to the maturity date.
•

If provided for in the applicable term sheet, we may apply to have the Notes listed on a securities exchange. If approval of such an application is granted, the Notes will be listed on the securities exchange or quotation system at the time of such approval. If application is made, however, we will make no representations that any Notes will be listed or, if listed, will remain listed for the entire term of the Notes.

Payment on the maturity date:

•

The amount you receive on the maturity date per unit will be based upon the sum of the weighted return of each Exchange Rate (the “Cumulative Return”) as calculated on the Valuation Date. In no case will you receive less than a minimum redemption amount per unit (the “Minimum Redemption Amount”), which may be less than, equal to, or greater than the original public offering price per unit (the “Original Public Offering Price”).

•

If on the Valuation Date the Cumulative Return is positive, the payment you will receive will equal the greater of (a) the Minimum Redemption Amount and (b) the sum of (i) a Base Value per unit and (ii) the Original Public Offering Price multiplied by the Cumulative Return multiplied by a participation rate (the “Participation Rate”). The “Base Value” will be a U.S. dollar amount and may be greater than, less than, or equal to the Original Public Offering Price.

•

If on the Valuation Date the Cumulative Return is negative or zero, you will receive the greater of (a) the Minimum Redemption Amount and (b) the sum of (i) the Base Value and (ii) the Original Public Offering Price multiplied by the Cumulative Return.

•	The Base Value, the Participation Rate and the Minimum Redemption Amount will be set forth in the applicable term sheet.
•

If the Notes are linked to the highest performing of two or more Exchange Rates or sets of Exchange Rates, only the Cumulative Return of the highest performing Exchange Rate or set of Exchange Rates will be used in determining the amount you receive on the maturity date.

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-4 of this product supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is August 6, 2008.

Product Supplement
RISK FACTORS	PS-4
DESCRIPTION OF THE NOTES	PS-8
UNITED STATES FEDERAL INCOME TAXATION	PS-12
ERISA CONSIDERATIONS	PS-17
USE OF PROCEEDS AND HEDGING	PS-18
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-18
INDEX OF CERTAIN DEFINED TERMS	PS-19

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)
RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

Merrill Lynch & Co., Inc	S-3
Use of Proceeds	S-3
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
Combined Fixed Charges and Preferred Stock Dividends	S-4
The Securities	S-4
Description of Debt Securities	S-5
Description of Debt Warrants	S-16
Description of Currency Warrants	S-18
Description of Index Warrants	S-20
Description of Preferred Stock	S-25
Description of Depositary Shares	S-32
Description of Preferred Stock Warrants	S-36
Description of Common Stock	S-38
Description of Common Stock Warrants	S-42
Plan of Distribution	S-44
Where You Can Find More Information	S-45
Incorporation of Information We File With the SEC	S-46
Experts	S-46

Prospectus

Where You Can Find More Information	2
Incorporation of Information We File With the SEC	2
Experts	2

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the prospectus, general prospectus supplement, the MTN prospectus supplement and the term sheet which relates to a specific issue of Notes will be referred to herein, collectively, as the “prospectus.” You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

You may not earn a return on your investment and, if the Minimum Redemption Amount is less than the Original Public Offering Price, your investment may result in a loss

We will not repay you a fixed amount on the Notes at maturity. The payment you receive on the maturity date on the Notes will depend on the Cumulative Return (as defined herein) of the Exchange Rate or set of Exchange Rates to which your Notes are linked. If your Notes are linked to the highest performing of two or more Exchange Rates or sets of Exchange Rates, your return will only depend on the Cumulative Return of the highest performing Exchange Rate or set of Exchange Rates. If the Cumulative Return is negative or zero, you will receive the greater of (a) the Minimum Redemption Amount (as defined herein) and (b) the Base Value (as defined herein) plus the product of the Original Public Offering Price and the Cumulative Return. If the Minimum Redemption Amount is less than the Original Public Offering Price and the Cumulative Return is negative, your investment will result in a loss, unless the Base Value exceeds the Original Public Offering Price by an amount sufficient to overcome such negative Cumulative Return. In each case, this will be true even if the Cumulative Return would have been positive if it had been calculated at some other time during the term of the Notes but is negative or zero on the Valuation Date.

If the Base Value and the Minimum Redemption Amount are each less than the Original Public Offering Price, your investment may result in a loss even if the Cumulative Return is positive

If the Base Value is less than the Original Public Offering Price, you may not earn a return on your investment if the Cumulative Return is negative or if it is positive but not high enough to overcome the difference between the Base Value and the Original Public Offering Price. Additionally, if, in such case, the Minimum Redemption Amount is less than the Original Public Offering Price, your investment will result in a loss. This will be true even if the Cumulative Return would have been positive and high enough to overcome the difference between the Base Value and the Original Public Offering Price if it had been calculated at some other time during the term of the Notes but is not high enough to overcome such difference on the Valuation Date. If your Notes are linked to the highest performing of two or more Exchange Rates or sets of Exchange Rates, only the Cumulative Return of the highest performing Exchange Rate or set of Exchange Rates will be used in determining the amount you receive on the maturity date.

Your yield, which in certain instances could be negative, may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative if the Minimum Redemption Amount is less than the Original Public Offering Price, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing United States dollar-denominated debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Changes in the values of the Exchange Rates may offset each other

If your notes are linked to a set of Exchange Rates or the highest performing of two or more sets of Exchange Rates, as the case may be, price movements in the Exchange Rates may not correlate with each other. At a time when the value of one or more of the Exchange Rates changes, the values of the other Exchange Rates may not change as much or may even change in the opposite direction. Therefore, in calculating the Cumulative Return, changes in the values of one or more of the Exchange Rates may be moderated, or more than offset, by lesser changes, or changes in the opposite direction, in the values of the other Exchange Rates, particularly if the Exchange Rates that change are of relatively low weight.

You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate or Exchange Rates

In the ordinary course of their businesses, affiliates of ML&Co. from time to time express views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets should derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to an Exchange Rate or set of Exchange Rates. Neither the offering of the Notes nor any views which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the Notes.

The return on your Notes depends on the applicable Exchange Rates, which are affected by many complex factors outside of our control

The value of any currency exchange rate may be affected by complex political and economic factors. Each Exchange Rate is at any moment a result of the supply and demand for the applicable Base Currency relative to its applicable Underlying Currency, and changes in an Exchange Rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each Underlying Currency or Base Currency (each, a “Currency” and together, the “Currencies”), including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, balance of payments and extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces, as is the case with the Chinese renminbi (yuan). Governments, including those which are issuing a Currency, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an Exchange Rate or relative exchange characteristics by devaluation or revaluation of such Currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of such currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that an Exchange Rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments (except for the limited instance of the issuance of a replacement currency, as more fully described below under “Description of the Notes—Discontinuation of a Currency”) affecting any of the Currencies specifically, or any other currency.

Even though currency trades around-the-clock, your Notes will not trade around-the-clock and the prevailing market prices for your Notes may not reflect the underlying currency prices and rates

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes will not conform to the hours during which any Currency is traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the Notes. The possibility of these movements should be taken into account in relating the value of the Notes to those in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of an Exchange Rates or set of Exchange Rates used to calculate the Redemption Amount (as defined herein). There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated

that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the value of an Exchange Rate or set of Exchange Rates to which your Notes are linked.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the maturity date. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Public Offering Price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the value of an Exchange Rate or set of Exchange Rates used to calculate the Redemption Amount and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Public Offering Price. This is due to, among other things, the fact that the Original Public Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, a decrease in the volatility of an Exchange Rate or set of Exchange Rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as a change in the value of an Exchange Rate or set of Exchange Rates. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The value of an Exchange Rate or set of Exchange Rates to which your Notes are linked is expected to affect the trading value of the Notes.    We expect that the trading value of the Notes will depend substantially on whether, and to what extent, the value of an applicable Exchange Rate or set of Exchange Rates would produce a Cumulative Return that is positive or negative. However, if you choose to sell your Notes when the value of an applicable Exchange Rate or set of Exchange Rates would produce a Cumulative Return that is positive, you may receive substantially less than the amount that would be payable on the maturity date because of the expectation that an applicable Exchange Rate or set of Exchange Rates will continue to fluctuate until the Cumulative Return is actually determined.

Changes in the volatility of an Exchange Rate or set of Exchange Rates to which your Notes are linked are expected to affect the trading value of the Notes.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of an applicable Exchange Rate or set of Exchange Rates increases or decreases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.    We expect that changes in interest rates will affect the trading value of the Notes. If interest rates increase or decrease in markets based on any Currency, the trading value of the Notes may be adversely affected. Interest rates may also affect the economies of the countries issuing any Currency and, in turn, the respective exchange rates, which may affect the value of an applicable Exchange Rate or set of Exchange Rates and therefore, the trading value of the Notes.

As the time remaining to the maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease.    We anticipate that before their maturity date, the Notes may trade at a value different than that which would be expected based on the value of an applicable Exchange Rate or set of Exchange Rates used to calculate the Redemption Amount. This difference will reflect a “time premium” due to expectations concerning the value of an applicable Exchange Rate or set of Exchange Rates prior to the maturity date of the Notes. However, as the time remaining to the maturity date of the Notes decreases, we expect that this time premium will decrease, which could adversely affect the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as whether, and to what extent, the Cumulative Return is positive or negative, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of an applicable Exchange Rate or set of Exchange Rates will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts of interest could arise

Unless otherwise specified in the applicable term sheet, Merrill Lynch Capital Services, Inc., our subsidiary, will be our agent for the purposes of determining, among other things, the Cumulative Return and Redemption Amount. Under certain circumstances, Merrill Lynch Capital Services, Inc. as our subsidiary and due to its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of an Exchange Rate can be obtained on a particular trading day, or in connection with judgments that it would be required to make in the event the value of an Exchange Rate is unavailable. Merrill Lynch Capital Services, Inc. is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control Merrill Lynch Capital Services, Inc., potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior, unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the accompanying MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York Mellon is the trustee under such indenture. The maturity date for the Notes will be specified in the applicable term sheet. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. Information included in a term sheet applicable to a specific offering of Notes will supersede information included in this product supplement to the extent that it is different from the information included herein.

The Notes will not be subject to redemption by ML&Co. or repayment at the option of any holder of the Notes before the maturity date.

ML&Co. will issue the Notes in denominations of whole units each with a principal amount per unit as specified in the applicable term sheet. Unless otherwise specified in the applicable term sheet, the Original Public Offering Price will equal the principal amount per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund.

Information included in a term sheet applicable to a specific offering of Notes will supersede information included in this product supplement to the extent that it is different from the information included herein.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Payment on the Maturity Date - Notes Linked to a Single Exchange Rate or a Single Set of Exchange Rates

If your Notes are linked to a single Exchange Rate or a single set of Exchange Rates, on the maturity date, you will be entitled to receive a cash payment per unit equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes prior to the maturity date.

Determination of the Redemption Amount

If your Notes are linked to a single Exchange Rate or a single set of Exchange Rates, the “Redemption Amount” per unit will be denominated and payable in United States dollars and will be determined by the Calculation Agent as follows:

(a)	If the Cumulative Return is positive, you will receive, per unit, the greater of the:

(i)  Minimum Redemption Amount; and

(ii) Base Value + (Original Public Offering Price × Cumulative Return × Participation Rate); or

(b)	If the Cumulative Return is negative or zero, you will receive, per unit, the greater of the:

(i)  Minimum Redemption Amount; and

(ii) Base Value + (Original Public Offering Price × Cumulative Return).

The “Base Value” will be a dollar value per unit set forth in the applicable term sheet and may be greater than, less than, or equal to the Original Public Offering Price per unit. If the Base Value is less than the Original Public Offering Price, the Cumulative Return will need to be both positive and high enough to overcome this difference in order for you to receive at least the Original Public Offering Price per unit at maturity unless the Minimum Redemption Amount is equal to or greater than the Original Public Offering Price per unit.

The “Minimum Redemption Amount” will be a dollar value per unit set forth in the applicable term sheet and may be greater than, less than, or equal to the Original Public Offering Price. If the Minimum Redemption Amount is less than the Original Public Offering Price per unit, you may receive less than your original investment amount at maturity.

The “Cumulative Return” will be determined by the Calculation Agent on the Valuation Date and will equal the sum of the Weighted Returns (as defined below) for each Exchange Rate.

The “Weighted Return” with respect to an Exchange Rate will be determined by the Calculation Agent using one of the following formulas:

(a) Exchange Rate Weighting ×	(	Final Exchange Rate - Initial Exchange Rate	)	;
Initial Exchange Rate

(b) Exchange Rate Weighting ×	(	Final Exchange Rate - Initial Exchange Rate	)	;
Final Exchange Rate

(c) Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)	; or
Initial Exchange Rate

(d) Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)	.
Final Exchange Rate

Unless otherwise set forth in the applicable term sheet, the formulas in (a) and (b) will result in the Weighted Return with respect to an Exchange Rate being negative when the value of the Underlying Currency appreciates relative to the Base Currency and being positive when the value of the Underlying Currency depreciates relative to the Base Currency. Unless otherwise set forth in the applicable term sheet, the formulas in (c) and (d) will result in the Weighted Return with respect to an Exchange Rate being positive when the value of the Underlying Currency appreciates relative to the Base Currency and being negative when the value of the Underlying Currency depreciates relative to the Base Currency.

The actual method of calculating the Weighted Return with respect to an Exchange Rate will be set forth in the applicable term sheet.

The “Initial Exchange Rate” will equal the value of the applicable Exchange Rate, as determined by the Calculation Agent, at the specified time (as set forth in the applicable term sheet) on the date the Notes are priced for initial sale to the public (the “Pricing Date”).

The “Final Exchange Rate” will equal the value of the applicable Exchange Rate, as determined by the Calculation Agent, at the specified time (as set forth in the applicable term sheet) on the Valuation Date.

The “Exchange Rate Weighting” will be the weighting, expressed as a percentage, assigned to each Exchange Rate on the Pricing Date, as set forth in the applicable term sheet.

If your Notes are linked to a single Exchange Rate, the Exchange Rate Weighting of such Exchange Rate will be equal to 100% and the Weighted Return of such Exchange Rate will be equal to the Cumulative Return.

The “Participation Rate” will be a fixed percentage as set forth in the applicable term sheet.

The “Valuation Date” will be a Business Day, a Currency Business Day or a day which is both a Business Day and a Currency Business Day shortly before the maturity date as set forth in the applicable term sheet.

A “Business Day”, unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

A “Currency Business Day”, unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in any of the countries which issue a Currency are authorized or required by law, regulation or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

Payment on the Maturity Date - Notes Linked to the “Best-of” Two or More Exchange Rates or Sets of Exchange Rates

If your Notes are linked to the “Best-of” two or more Exchange Rates or sets of Exchange Rates, on the maturity date, you will be entitled to receive a cash payment per unit equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes prior to the maturity date.

Determination of the Redemption Amount

If your Notes are linked to the “Best-of” two or more Exchange Rates or sets of Exchange Rates, the “Redemption Amount” per unit will be denominated and payable in United States dollars and will be determined by the Calculation Agent as follows:

(a)	If the Cumulative Return of the Highest Performing Exchange Rate (or, if applicable, Highest Performing set of Exchange Rates) (each as defined herein) is positive, you will receive, per unit, the greater of the:

(i)  Minimum Redemption Amount; and

(ii) Base Value + (Original Public Offering Price × Highest Cumulative Return × Participation Rate); or

(b)	If the Cumulative Return of the Highest Performing Exchange Rate (or, if applicable, Highest Performing set of Exchange Rates) is negative or zero, you will receive, per unit, the greater of the:

(i)  Minimum Redemption Amount; and

(ii) Base Value + (Original Public Offering Price × Highest Cumulative Return).

The “Highest Performing Exchange Rate” will be the Exchange Rate with the Highest Cumulative Return.

The “Highest Performing set of Exchange Rates” will be the set of Exchange Rates with the Highest Cumulative Return.

The “Highest Cumulative Return” is the greatest Cumulative Return of all of the Exchange Rates or sets of Exchange Rates, as applicable.

The Exchange Rates

Your Notes will be linked to one or more Exchange Rates. Each Exchange Rate will be assigned an Exchange Rate Weighting on the Pricing Date. Each Exchange Rate, as well as its Exchange Rate Weighting, will be set forth in the applicable term sheet.

An “Exchange Rate” will be expressed as the number of units of an underlying currency (an “Underlying Currency”) for which one unit of a base currency (a “Base Currency”) can be exchanged. Unless otherwise set forth in the applicable term sheet, an Exchange Rate will decrease as the value of an Underlying Currency appreciates relative to its Base Currency. Conversely, unless otherwise set forth in the applicable term sheet, the value of an Exchange Rate will increase as the value of an Underlying Currency depreciates relative to its Base Currency.

Discontinuation of a Currency

In the event a Base Currency is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the Base Currency’s country, the Calculation Agent will, when determining the Cumulative Return, calculate the applicable Final Exchange Rate by using the Exchange Rate of the applicable Underlying Currency relative to the New Currency on the Valuation Date, multiplied by a fraction, the numerator of which shall be “1” and the denominator of which shall be the number of units of the applicable Base Currency represented by one unit of the New Currency. Conversely, in the event an Underlying Currency is replaced by a New Currency, the Calculation Agent will, when determining the Cumulative Return, calculate the Final Exchange Rate by using the Exchange Rate of the New Currency relative to the applicable Base Currency on the Valuation Date, multiplied by the number of units of the applicable Underlying Currency represented by one unit of the New Currency. No other changes will be made to the terms of the Notes as a result of such replacement.

As an example of the calculation described above, if a Base Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of such Base Currency, the Final Exchange Rate would be calculated by using the applicable Exchange Rate of the applicable Underlying Currency (relative to the New Currency) multiplied by 1/1,000. Alternatively, if an Underlying Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of such Underlying Currency, the Final Exchange Rate would be calculated by using the applicable Exchange Rate of the New Currency (relative to the applicable Base Currency) multiplied by 1,000.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted by the Notes, with respect to each unit of the Notes, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, tax counsel to ML&Co., as to certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax, entities that are classified as partnerships, or persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this pricing supplement). If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used in this pricing supplement, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, unless otherwise specified in the applicable term sheet, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the Notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. Holders

Notes with Maturities of One Year or Less

The following discussion applies to Notes with maturities of one year or less (“Short-Term Notes”).

General. Since the amount payable on the maturity date with respect to a Short-Term Note (i.e., the Redemption Amount) will be determined by reference to the value of either the Exchange Rate, set of Exchange Rates, Highest Performing Exchange Rate or Highest Performing set of Exchange Rates, as the case may be, the Short-Term Notes generally should be subject to the rules set forth in Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”) regarding foreign currency gain or loss (the “Foreign Currency Rules”). However, the Foreign Currency Rules do not set forth specific rules for determining the appropriate character, timing and amount of income, gain or loss that must be recognized by a taxpayer from holding a short-term debt instrument that provides for one or more foreign currency-related contingent payments, similar to the Short-Term Notes. In the absence of any specific provision in the Foreign Currency Rules which would currently apply to the Short-Term Notes, the United States federal income tax consequences of the purchase, ownership and disposition of Short-Term Notes generally should be governed by a combination of both the general principles contained in the Foreign Currency Rules and general principles of United States federal income tax law. Nevertheless, the proper United States federal income tax treatment of Short-Term Notes is uncertain and prospective investors in Short-Term Notes are urged to consult their own tax advisors regarding the proper United States federal income tax treatment of an investment in Short-Term Notes.

Cash Method U.S. Holders. The amount payable on the maturity date with respect to a Short-Term Note in excess of the Original Public Offering Price thereof, if any, generally should be includible in income by a U.S. Holder who uses the cash method of tax accounting as ordinary interest on the date the amount payable on the maturity date is received. Upon the sale or exchange of a Short-Term Note prior to the maturity date, a U.S. Holder who uses the cash method of tax accounting generally should be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale or exchange and such U.S. Holder’s tax basis in the Short-Term Note. Such a U.S. Holder’s tax basis in a Short-Term Note generally should equal such U.S. Holder’s initial investment in the Short-Term Note. Any portion of such gain or loss that is attributable to changes in the value of either the Exchange Rate, set of Exchange Rates, Highest Performing Exchange Rate or Highest Performing set of Exchange Rates, as the case may be, should constitute exchange gain or loss which will be characterized as ordinary income or loss. Any such gain or loss in excess of the portion of such gain or loss that constitutes exchange gain or loss (as described above) generally should be treated as short-term capital gain or loss. Notwithstanding the foregoing, all or a portion of any such gain should be treated as ordinary income to the extent of the amount of original issue discount (as described below under “Accrual Method U.S. Holders”) that has accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of sale. Despite the foregoing, since the amount payable on the maturity date with respect to Short-Term Notes in excess of the Original Public Offering Price thereof, if any, will be calculated by reference to the value of either the Exchange Rate, set of Exchange Rates, Highest Performing Exchange Rate or Highest Performing set of Exchange Rates, as the case may be, it is possible that the IRS could assert that all or any portion of the income, gain or loss recognized by a U.S. Holder with respect to Short-Term Notes should be treated as exchange gain or loss, which would be characterized as ordinary income or loss.

Accrual Method U.S. Holders. U.S. Holders who use the accrual method of tax accounting, and certain other holders including banks and dealers in securities, should be required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Such original issue discount should accrue based upon an estimated yield for the Short-Term Note. Upon maturity of a Short-Term Note, to the extent that the actual yield on the Short-Term Note (i.e., the Redemption Amount) differs from this estimated yield, such difference should be treated as additional original issue discount or as an offset to previously accrued original issue discount. Upon the sale or exchange of a Short-Term Note prior to the maturity date, a U.S. Holder who uses the accrual method of tax accounting generally should recognize gain or loss (or, in some cases, possibly an offset to previously accrued original issue discount) in an amount equal to the difference between the amount realized on the sale or exchange and such U.S. Holder’s adjusted tax basis in the Short-Term Note. Such a U.S. Holder’s adjusted tax basis generally should equal such U.S. Holder’s initial investment in a Short-Term Note increased by any original issue discount previously included in income by the U.S. Holder. Any portion of such gain or loss that is attributable to changes in the value of either the Exchange Rate, set of Exchange Rates, Highest Performing Exchange Rate or Highest Performing set of Exchange Rates, as the case may be, should constitute exchange gain or loss which will be characterized as ordinary income or loss. Any such gain or loss in excess of the portion of such gain or loss that constitutes exchange gain or loss (as described above) generally should be treated as short-term capital gain or loss. Despite the foregoing, since the amount payable on the maturity date with respect to Short-Term Notes in excess of the Original Public Offering Price thereof, if any, will be calculated by reference to the value of either the Exchange Rate, set of Exchange Rates, Highest Performing Exchange Rate or Highest Performing set of Exchange Rates, as the case may be, it is possible that the IRS could assert that all or any portion of the income, gain or loss recognized by a U.S. Holder with respect to Short-Term Notes should be treated as exchange gain or loss, which would be characterized as ordinary income or loss. Due to the uncertainty regarding the proper United States federal income tax treatment of the Short-Term Notes, prospective investors in Short-Term Notes are urged to consult their own tax advisors concerning the United States federal income tax consequences of the purchase, ownership and disposition of Short-Term Notes.

Tax Return Disclosure Regulations. Pursuant to certain Treasury regulations (the “Disclosure Regulations”), any taxpayer that has participated in a “reportable transaction” and who is required to file a United States federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a “Section 988 transaction,” such as a loss realized with respect to Short-Term Notes, will constitute a Section 165 loss. In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction (as defined in Section 988(c)(1) of the Code relating to foreign currency transactions), the applicable loss threshold amount is $50,000 in any single taxable year. Higher loss threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors. It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper.

As previously mentioned, since the amount payable on the maturity date with respect to the Short-Term Notes (i.e., the Redemption Amount), will be determined by reference to the value of either the Exchange Rate, set of Exchange Rates, Highest Performing Exchange Rate or Highest Performing set of Exchange Rates, as the case may be, the Short-Term Notes generally should be subject to the Foreign Currency Rules and the acquisition of a Short-Term Note should constitute a Section 988 transaction. Based upon the foregoing, in the absence of future administrative pronouncements to the contrary, a holder of Short-Term Notes that recognizes an exchange loss with respect to the Short-Term Notes that equals or exceeds the loss threshold amount applicable to such holder may be required to file a disclosure statement (i.e., IRS Form 8886 or substitute form) as an attachment to the holder’s tax return for the first taxable year in which the loss threshold amount is reached and to any subsequent tax return that reflects any amount of such Section 165 loss from the Short-Term Notes. Persons considering the purchase of the Short-Term Notes should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in Short-Term Notes and to determine their own tax return disclosure obligations, if any, with respect to an investment in Short-Term Notes, including any requirement to file IRS Form 8886 as well as any penalties which may be imposed as a result of a failure to comply with the Disclosure Regulations.

Notes with Maturities of More than One Year

The following discussion applies to Notes with maturities of more than one year (“Long-Term Notes”).

On August 30, 2004, the Treasury Department issued final regulations (the “Foreign Currency Regulations”) under Section 988 of the Code addressing the United States federal income tax treatment of debt instruments with maturities of more than one year and having terms similar to the Long-Term Notes. In general, under the Foreign Currency Regulations, since the amount payable on the maturity date with respect to a Long-Term Note in excess of the Original Public Offering Price thereof, if any, will be determined by reference to the value of either the Exchange Rate, set of Exchange Rates, Highest Performing Exchange Rate or Highest Performing set of Exchange Rates, as the case may be, while repayment of the Minimum Redemption Amount will not be affected by changes in the value of either the Exchange Rate, set of Exchange Rates, Highest Performing Exchange Rate or Highest Performing set of Exchange Rates, as the case may be, the Long-Term Notes will be taxed pursuant to the rules contained in certain final Treasury regulations (the “CPDI Regulations”) addressing the proper United States federal income tax treatment of contingent payment debt instruments. The CPDI Regulations generally require a U.S. Holder of this type of an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

In particular, solely for purposes of applying the CPDI Regulations to the Long-Term Notes, ML&Co. will be required to construct a projected payment schedule for the Long-Term Notes which will consist of a projected cash payment on the maturity date of an amount equal to an estimate of the Redemption Amount per unit of the Long-Term Notes (the “Projected Redemption Amount”). This projected payment schedule will represent an estimated yield on the Long-Term Notes. Accordingly, during the term of the Long-Term Notes, a U.S. Holder of a Long-Term Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Long-Term Note that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Long-Term Note. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Long-Term Notes are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Long-Term Note’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Long-Term Note’s adjusted issue price will equal the Long-Term Note’s issue price (i.e., the Original Public Offering Price of a Long-Term Note), increased by the interest previously accrued on the Long-Term Note. On the maturity date of a Long-Term Note, in the event that the actual cash payment on the maturity date (the “Actual Redemption Amount”), if any, exceeds the Projected Redemption Amount, a U.S. Holder will be required to include the excess of the Actual Redemption Amount over the Projected Redemption Amount in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than the Projected Redemption Amount, the amount by which the Projected Redemption Amount exceeds the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Long-Term Note for the taxable year in which the maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Redemption Amount in excess of the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. Any remaining portion of the Projected Redemption Amount in excess of the Actual Redemption Amount that is not treated as an interest offset or an ordinary loss pursuant to the foregoing rules will be treated as a capital loss (which will be long-term capital loss if the Note has been held for more than one year as of the maturity date). In addition, U.S. Holders purchasing a Long-Term Note at a price that differs from the adjusted issue price of the Long-Term Note as of the purchase date (e.g., subsequent purchasers) will be subject to rules providing for certain adjustment to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

Upon the sale or exchange of a Long-Term Note prior to the maturity date, a U.S. Holder would be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale or exchange and the U.S. Holder’s adjusted tax basis in the Long-Term Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Long-Term Note generally would equal the U.S. Holder’s initial investment in the Long-Term Note increased by any interest previously included in income with respect to the Long-Term Note by the U.S. Holder. Any taxable gain would be treated as ordinary income. Any taxable loss would generally be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Long-Term Note. Any remaining loss generally would be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Long-Term Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations would be treated as original issue discount.

All prospective investors in the Long-Term Notes should consult their own tax advisors concerning the potential application of the CPDI Regulations to their investment in the Long-Term Notes. Investors in the Long-Term Notes will be able to obtain the estimated yield and the projected payment schedule, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Notes, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com. In addition, the estimated yield and the projected payment schedule, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Notes, will be set forth in the applicable term sheet.

The projected payment schedule (including both the Projected Redemption Amount and the estimated yield for the Long-Term Notes) will be determined solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the Notes), and will be neither a prediction nor a guarantee of what the Actual Redemption Amount will be, or that the Actual Redemption Amount will even exceed the Minimum Redemption Amount.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the Notes are held for investment purposes, the amount of income or gain realized with respect to the Notes will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase or carry the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from United States federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from United States federal income taxation are urged to consult with their own tax advisors concerning the United States federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount) on a Note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the “Withholding Agent”) must have received a statement that (a) is signed by the beneficial owner of the Note under penalties of perjury, (b) certifies that the owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of the individual’s death, payments in respect of that Note would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding

Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a Note to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). This type of a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet. After the initial public offering, the public offering price and concession may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

INDEX OF CERTAIN DEFINED TERMS

Page

Base Currency	PS-1
Base Value	PS-1
Business Day	PS-9
Currency Business Day	PS-9
Calculation Agent	PS-1
Cumulative Return	PS-1
Exchange Rate	PS-1
Exchange Rate Weighting	PS-9
Final Exchange Rate	PS-9
Highest Performing Exchange Rate	PS-10
Highest Performing set of Exchange Rates	PS-10
Highest Cumulative Return	PS-10
Initial Exchange Rate	PS-9
Minimum Redemption Amount	PS-1
New Currency	PS-10
Notes	PS-1
Original Public Offering Price	PS-1
Participation Rate	PS-1
Pricing Date	PS-9
Redemption Amount	PS-8
term sheets	PS-1
Underlying Currency	PS-1
Valuation Date	PS-1
Weighted Return	PS-9

Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Principal Protected Currency Notes

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

August 6, 2008